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                                            Exhibit 5.1

                                            July 8, 1994


(619) 544-8000                                           C 30302-00038


FM 1993A Corp.
Foodmaker, Inc.
9330 Balboa Avenue
San Diego, California 92123

     Re:  Exchange Offer

Gentlemen:

      Acting as counsel for FM 1993A Corp., a Delaware corporation (the "Company"), in connection with the proposed Exchange Offer of up to $70,000,000 principal amount of 9.75% Senior Secured Notes due 2003 (the "New Notes") for substantially identical privately placed notes (the "Old Notes"), we have examined, among other things, the Registration Statement on the Form S-4 to which this letter is an exhibit. We have also examined the proceedings and other actions taken by the Company in connection with the authorization, issuance and exchange of the New Notes.

      Based upon the foregoing, and in reliance thereon, and subject to receipt from the Commission of an order declaring the Registration Statement effective, we are of the opinion that:

     1. The New Notes, when issued and delivered and exchanged for Old Notes in the manner described in the Registration Statement, and when executed and authenticated as specified in the Indenture relating thereto dated as of December 15, 1994, as amended, between the Company and State Street Bank & Trust Company, as Trustee, will be duly issued and delivered and will constitute valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America; however, we are generally familiar with the Delaware General Corporation Law and, for the limited purpose of our opinion above and limited solely to the Delaware General Corporation Law, did not feel it necessary to obtain the opinion of Delaware counsel.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the New Notes, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                              Very truly yours,



                              GIBSON, DUNN & CRUTCHER